Exhibit 6.4(c)

Amendment to Broker Dealer Services Agreement

This Amendment to Broker Dealer Services Agreement (this “Amendment”), dated as of March 30, 2020 (the “Amendment Date”), is by and between Commonwealth Thoroughbreds, LLC (“Company”) and North Capital Private Securities Corporation (“NCPS”). Capitalized terms used herein and not otherwise defined shall have the meanings as set forth in the Agreement (as defined below).

Recitals

A.     Company and NCPS are party to that certain Broker Dealer Services Agreement, dated December 10, 2019 (the “Agreement”).

B.     The parties desire to modify and amend the Agreement, as set forth in this Amendment.

Amendment

Now, therefore, the parties agree as follows:

1.     Amendments. The Agreement is hereby amended as follows:

(a)     Section 2.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

NCPS will not receive any expense reimbursements in connection with this offering.

2.     Miscellaneous.

(a)     The parties hereby ratify and affirm each of the terms and provisions of the Agreement, as amended by this Amendment, which shall remain in full force and effect.

(b)     This Amendment and the exhibit attached hereto constitute the entire amendment to the Agreement and shall not constitute a modification, acceptance or waiver of any other provision of the Agreement or any rights or claims thereunder.

(c)     In the event of a conflict between any provisions of the Agreement and any provisions of this Amendment, such provision of this Amendment shall control.

(d)     The Agreement, as amended by this Amendment, comprises the full and complete agreement of the parties with respect to the transactions contemplated by the Agreement and supersedes and cancels all prior communications, understandings and agreements between the parties, whether written or oral, expressed or implied.

(e)     This Amendment shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without regard to conflict of laws principles and shall supersede any previous agreements, written or oral, expressed or implied, between the parties relating to the subject matter hereof. Section 19 of the Agreement is incorporated herein by reference.

(f)     This Amendment may be executed in multiple counterparts, each of which will be deemed an original, and all of which will constitute the same document.

In witness whereof, the parties have caused this Amendment to be executed effective as of the Amendment Date.

Commonwealth Thoroughbreds, LLC By: Commonwealth Markets, Inc., its Manager		NORTH CAPITAL PRIVATE SECURITIES CORPORATION

By:	/s/ Brian Doxtator	By:	/s/ James P. Dowd
Name:	Brian Doxtator	Name:	James P. Dowd
Title:	Chief Executive Officer	Title:	President & Chief Executive Office